Exhibit 3.39

State of Delaware

Secretary of State

Division of Corporations

Filed 06:00 PM 05/02/2002

020282885-3521390

CERTIFICATE OF INCORPORATION

OF

GIANT YORKTOWN HOLDING COMPANY

1. The name of the Corporation is Giant Yorktown Holding Company (the “Corporation”).

2. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. The total number of shares which the Corporation will have authority to issue is 5,000 shares of common stock, par value $1.00 per share.

5. The name and mailing address of the incorporator is Alan Lundgren at 23733 N. Scottsdale Road, Scottsdale, Arizona 85255.

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.

6. The initial Directors of the Corporation and the addresses are as follows:

Kim H. Bullerdick

Mark B. Cox

Gary R. Dalke

23733 N. Scottsdale Road

Scottsdale, Arizona 85255

7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

8. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

9. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

10. A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is prohibited under the DGCL as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

11. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, or any successor section, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust of other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actual and reasonable incurred by him in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayments.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or a part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

The indemnification rights provided in this Article 11 (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees, agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article 11.

12. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors and/or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation, as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

13. Immediately after the filing of this Certificate of Incorporation with the Delaware Secretary of State, the undersigned incorporator shall resign and thereafter the affairs of the Corporation shall be managed by the directors named herein and their successors.

IN WITNESS WHEREOF, the undersigned incorporator has caused this Certificate of Incorporation to be duly executed as of the 1st day of May, 2002.

By:	/s/ Alan Lundgren
Alan Lundgren, Incorporator

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:09 PM 09/19/2007

Filed 02:09 PM 09/19/2007

SRV 071030666-3521390 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATION OF INCORPORATION

Giant Yorktown Holding Company, a corporation organized and existing under and by the virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of Giant Yorktown Holding Company, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Giant Yorktown Holding Company be amended by changing the first Article thereof so that, as amended, said Article shall be and read as follows:

“1. The name of the Corporation is Western Refining Yorktown Holding Company (the “Corporation”).”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provision of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Giant Yorktown Holding Company has caused this certificate to be signed by Scott Weaver, its Chief Administrative Officer, this 17th day of September, 2007.

GIANT YORKTOWN HOLDING COMPANY

By:	/s/ Scott Weaver
Scott Weaver, Chief Administrative Officer